(A free translation of the original in Portuguese)

Banco Itaú S.A.
Certification Report on the Net Book Equity
as of September 30, 2008

NOTICE TO INVESTORS

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

(A free translation of the original in Portuguese)

Certification Report on the Net Book Equity
Banco Itaú S.A.

PricewaterhouseCoopers Auditores Independentes, a civil partnership established in the city of  São Paulo, Avenida Francisco Matarazzo, Nr. 1,400, 9th, 10th, 13th, 14th, 15th, 16th and 17th floors, Torre Torino, Água Branca, enrolled in the Finance Ministry’s National Corporate Tax Register under No. 61.562.112/0001-20, registered with the Conselho Regional de Contabilidade do Estado de São Paulo (São Paulo State Regional Accounting Council) under No. 2SP000160/O-5, with its partnership deed registered at the 4th Registry Office of Company Deeds and Documents of São Paulo, SP on September 17, 1956, with subsequent amendments registered at the 2nd Registry Office of Company Deeds and Documents of São Paulo, SP, the most recent of which, dated July 25, 2008, was registered in microfilm under No. 98.709 on October 1, 2008, represented by its undersigned partner Emerson Laerte da Silva, Brazilian, married, accountant, registered with the Conselho Regional de Contabilidade under No. 1SP171089/O-3, holder of Identity Card No. RG. 18.126.213-7 SSP-SP, enrolled in the Finance Ministry’s Individual Taxpayers Register under  No. 125.160.718-76, domiciled and resident in this capital city of the State of São Paulo, with his offices at the same address as that of this partnership, has been designated by Banco Itaú S.A. (Itaú) to proceed with the certification of its net book equity as of September 30, 2008, as part of the corporate reorganization intended to result in the unification of the financial activities of Itaú and Unibanco in one and the same financial conglomerate, by means of the merger of the shares of Itaúsa Export S.A. and the subsequent merger of the shares of E. Johnston Representação e Participações S.A., Unibanco Holdings S.A. and Unibanco – União de Bancos Brasileiros S.A.  The net book equity of the institutions involved in the process of corporate reorganization was determined in accordance with accounting practices adopted in Brazil, including  Communication No. 16.669 of the Banco Central do Brasil (Brazilian Central Bank), which exempted financial institutions from the need to apply fully the accounting requirements introduced by Law No. 11.638 in the preparation of interim financial statements during the year 2008.

The certification of the net book equity of Banco Itaú S.A. was made in conjunction with  the audit of Itaú’s September 30, 2008 interim financial statements, prepared  under the responsibility of the Bank’s management.

We conducted our audit in accordance with approved Brazilian auditing standards, which require that we perform the audit in order to obtain reasonable assurance about whether the financial statements are fairly presented in all material aspects.  Accordingly, our work included, among other procedures: (a) planning our audit, taking into consideration the significance of the balances, the volume of transactions and the accounting and internal control systems of the Bank, (b) examining, on a test basis, evidence and records supporting the amounts and the financial information disclosed; and (c) assessing the accounting practices used and the more significant estimates made by the Bank’s management.

Based on our work, we conclude that the net amount of the assets, rights and obligations which form the net book equity of Itaú, in accordance with the balance sheet  at September 30, 2008, summarized in the Attachment to this report, is R$13,081,050,747.18 (thirteen billion, eighty-one million, fifty thousand, seven hundred and forty-seven reais and eighteen cents) and is recorded in the Bank’s books of account in conformity with accounting practices adopted in Brazil, including Banco Central do Brasil’s Communication No. 16.669, which exempted financial institutions from the need to apply fully the accounting requirements introduced by Law No. 11.638/07.

In addition, according to the steps being taken with relation to the corporate reorganization intended to unify the financial activities of Itaú and Unibanco in one and the same financial conglomerate, a General Shareholders’ Meeting will be held on November 28, 2008 to approve, among other agenda items, the merger of the shares representing the shareholders’ capital of Itaúsa Export S.A., E. Johnston Representação e Participações S.A., Unibanco Holdings S.A. and Unibanco – União de Bancos Brasileiros S.A., which, if approved, will result in an increase in the net book equity of Itaú, based on its September 30, 2008 interim financial statements, as summarized in the Attachment to this report, from R$13,081,050,747.18 to R$43,054,583,905.36.

On December 28, 2007, Law No. 11,638 was enacted, effective as from January 1, 2008.  This law altered, revoked and introduced new provisions to Law No. 6,404 (Brazilian Corporation Law) and changed in the accounting practices adopted in Brazil.  Although this law is already effective, some of the changes introduced by it depend on regulations to be issued by the Conselho Monetário Nacional (National Monetary Council) and the Banco Central do Brasil  for them to fully implemented  by the institutions under their supervision.  Accordingly, during this transition phase, the Banco Central do Brasil, by means of its Communication No. 16,669 of March 20, 2008, exempted financial institutions from the need to fully apply the rules of Law No. 11,638/07 in the preparation of interim financial statements during the year of 2008.  As a result, the balance sheet audited for the purpose of issuing this certification report on the net book equity of Itaú has been prepared in accordance with these specific instructions from the Banco Central do Brasil and does not contemplate all the changes in accounting practices introduced by Law No. 11,638.

In conformity with Instruction No. 319 of the Comissão de Valores Mobiliários (Brazilian Securities Commission) dated December 3, 1999, we inform you that:

(a)
in accordance with the professional standards established by the Conselho Federal de Contabilidade (Federal Accounting Council), we are not aware of any conflict of interests, whether direct or indirect, nor of any other circumstance which otherwise represents a conflict of interest in relation to the service above; and

(b)
we are not aware of any action by the controlling shareholder or the management of the Bank intended to influence, restrain, impair or practice any actions which have or might have compomised access to, use of or awareness of information, assets, documents or work methodologies that are material to the quality of this report.

São Paulo, November 12, 2008

PricewaterhouseCoopers
Auditores Independentes
CRC 2SP000160/0-5

Emerson Laerte da Silva
Contador CRC 1SP171089/0-3

(A free translation of the original in Portuguese)

Attachment

Banco Itaú S.A.

Summary Balance Sheet at September 30, 2008
In reais

		Pro forma				Pro forma

Assets	Balances before the mergers	Capital Increase (*)	Balances after the mergers	Liabilities and Equity	Balances before the mergers	Capital Increase (*)	Balances after the mergers

Current and long-term receivables	333,716,093,982.33	-	333,716,093,982.33	Current and long-term liabilities	375,936,821,234.76	-	375,936,821,234.76
Cash and cash equivalents	4,120,194,727.89	-	4,120,194,727.89	Deposits	192,297,717,733.74	-	192,297,717,733.74
Interbank investments	140,786,542,494.86	-	140,786,542,494.86	Deposits received under securities repurchaseagreements	118,892,240,252.20	-	118,892,240,252.20
Securities and derivative financial instruments	89,261,025,205.55	-	89,261,025,205.55	Funds from acceptance and issuance ofsecurities	2,053,765,453.72	-	2,053,765,453.72
Interbank / Interbranch accounts	20,231,240,324.83	-	20,231,240,324.83	Interbank / Interbranch accounts	3,950,986,236.90	-	3,950,986,236.90
Loan, lease and other credit operations	43,386,699,886.49	-	43,386,699,886.49	Borrowings and onlendings	4,965,806,647.19	-	4,965,806,647.19
Operations with credit granting characteristics	48,288,200,370.81	-	48,288,200,370.81	Derivative financial instruments	3,465,618,101.44	-	3,465,618,101.44
(Allowance for loan losses)	(4,901,500,484.32)	-	(4,901,500,484.32)	Other liabilities	50,310,686,809.57	-	50,310,686,809.57
Other receivables	33,015,314,552.90	-	33,015,314,552.90	Foreign exchange portfolio	21,343,326,152.36	-	21,343,326,152.36
Foreign exchange portfolio	21,969,371,619.68	-	21,969,371,619.68	Subordinated debt	12,443,193,074.78	-	12,443,193,074.78
Sundry	11,073,085,371.35	-	11,073,085,371.35	Sundry	16,524,167,582.43	-	16,524,167,582.43
Allowance for other receivables	(27,142,438.13)	-	(27,142,438.13)	Deferred income	26,563,567.54	-	26,563,567.54
Other assets	2,915,076,789.81	-	2,915,076,789.81
				Stockholders’ equity	13,081,050,747.18	29,973,533,158.18	43,054,583,905.36
Permanent assets	55,328,341,567.15	29,973,533,158.18	85,301,874,725.33	Capital	10,202,000,000.00	29,973,000,000.00	40,175,000,000.00
Investments	48,206,678,758.29	29,973,533,158.18	78,180,211,916.47	Capital reserves	711,919,501.85	533,158.18	712,452,660.03
Fixed assets	5,699,923,630.86	-	5,699,923,630.86	Revenue reserves	2,250,432,200.00	-	2,250,432,200.00
Deferred charges	1,421,739,178.00	-	1,421,739,178.00	Revaluation reserves	9,177,297.84	-	9,177,297.84
				Adjustment to market value – securities	(92,478,252.51)	-	(92,478,252.51)

Total Assets	389,044,435,549.48	29,973,533,158.18	419,017,968,707.66	Total Liabilities and Equity	389,044,435,549.48	29,973,533,158.18	419,017,968,707.66

(*)
Represents the merger of a portion of Itaúsa Export S.A. and the merger of the Unibanco entities (E. Johnston Representação e Participações S.A., Unibanco Holdings S.A. e Unibanco – União de Bancos Brasileiros S.A.), which are subject to approval at the General Meeting of stockholders to be held on November 28, 2008.

This attachment is an integral part of the certification report on the Net Book Equity of Banco Itaú S.A., issued by PricewaterhouseCoopers Auditores Independentes and dated November 12, 2008.